Exhibit 99.1

ISTA Pharmaceuticals Reports First Quarter 2012 Financial Results

IRVINE, CA — (Marketwire – May 3, 2012) — ISTA Pharmaceuticals, Inc. (NASDAQ: ISTA), today reported on recent events and financial results for the quarter ended March 31, 2012.

Recent Events

•

On March 26, 2012, ISTA entered into a definitive merger agreement with Bausch + Lomb Incorporated, the global eye health company, pursuant to which Bausch + Lomb will acquire ISTA for $9.10 per share in cash, or a total of approximately $500 million. The transaction, which has been unanimously approved by the board of directors of both companies, is expected to close in the second quarter of 2012. The closing of the transaction is subject to customary closing conditions, including the approval of ISTA’s stockholders.

•

ISTA and Senju Pharmaceuticals Co. Ltd (Senju) came to agreement on disputed royalty payments for XIBROM (bromfenac ophthalmic solution)® 0.09% and BROMDAY™ (bromfenac ophthalmic solution) 0.09%, both for the treatment of postoperative inflammation and reduction of ocular pain in patients who have undergone cataract extractions. The settlement resulted in a one-time payment of $24 million to Senju and a one-time decrease to ISTA’s cost of products sold of $9.3 million for the first quarter of 2012. As part of the settlement, ISTA’s royalty rates to be paid on BROMDAY in 2012 and 2013 were reduced.

First Quarter 2012 Financial Highlights

Net Revenues

(in millions, except percentage data)

	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011	Change
BROMDAY / XIBROM	$19.1	$23.0	-17%
BEPREVE	6.1	4.2	45%
ISTALOL	5.8	6.2	-6%
VITRASE	3.0	3.3	-9%

Total net revenues	$34.0	$36.7	-7%

Net revenues were approximately $34.0 million and $36.7 million for the three months ended March 31, 2012 and March 31, 2011, respectively. The decrease in revenues for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011 is primarily due to lower sales of bromfenac products and higher rebates recorded due to higher utilization under our managed care contracts and higher return reserves for XIBROM™ in 2012 (approximately $1.1 million), offset by higher 2012 sales of BEPREVE®. The decrease in bromfenac product sales results from higher units shipped in 2011 as we had just launched BROMDAY and continued to ship XIBROM prior to discontinuing the product in February 2011.

Gross margin for the first quarter ended March 31, 2011 was 107%, or $36.3 million, as compared to 75%, or $27.5 million, for the same period in 2011. The increase in gross margin for the first quarter of 2012 as compared to prior year was due to the one-time decrease of $9.3 million in cost of products sold resulting from the Senju royalty settlement. Excluding the settlement, gross margin for the first quarter of 2012 would have been 79%, driven by lower royalty rates on BROMDAY and growth in revenues for BEPREVE.

Research and development (R&D) expenses for the first quarter ended March 31, 2012 were $9.5 million, as compared to $10.3 million during the corresponding period of 2011 primarily due to the timing associated with the initiation and completion of various clinical studies. Selling, general, and administrative (SG&A) expenses for the first quarter ended March 31, 2012 increased to $28.4 million from $26.9 million for the corresponding period in 2011. The increase primarily reflects higher marketing, litigation and stock-based compensation expenses. SG&A expenses include $3.9 million of costs associated with evaluation of our strategic options during the three months ended March 31, 2012 as compared to $4.5 million of costs incurred in 2011 in connection with financing and due diligence activities to pursue a potential acquisition of a company with marketed products.

Under accounting principles generally accepted in the United States (GAAP), the net loss for the first quarter ended March 31, 2012 was $17.8 million, or $0.43 per share, impacted primarily by a non-cash warrant valuation adjustment of $13 million resulting primarily from a 28% increase in the Company’s stock price. On an adjusted cash net basis, excluding non-cash interest expense, stock-based compensation expenses, non-cash warrant and derivative valuation adjustments and other non-recurring items such as expenses incurred in connection with the evaluation of its strategic options, ISTA had adjusted cash net income of $3.1 million, or $0.06 per share, based on 50.9 million fully diluted shares outstanding.

At March 31, 2012, ISTA had cash of $54 million, which included $15 million under ISTA’s revolving line of credit with Silicon Valley Bank. Cash decreased by $24 million due to payments made to Senju during the quarter.

Conference Call

ISTA will not hold a conference call regarding the results for the quarter ended March 31, 2012 and other matters referenced in this release because of the pending acquisition of ISTA by Bausch +Lomb.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals, Inc. is the third largest branded prescription eye care business in the United States with an expanding focus on allergy therapeutics. ISTA currently markets four products, including treatments for ocular inflammation and pain post-cataract surgery, glaucoma and ocular itching associated with allergic conjunctivitis. The Company’s development pipeline contains additional candidates in various stages of development to treat dry eye, ocular inflammation and pain, and nasal allergies. Headquartered in Irvine, California, ISTA generated revenues of $160 million in 2011. For additional information about ISTA, please visit the corporate website at www.istavision.com.

BROMDAY™ (bromfenac ophthalmic solution) 0.09%, XIBROM (bromfenac ophthalmic solution)® 0.09%, ISTALOL® (timolol maleate ophthalmic solution) 0.5%, VITRASE® (hyaluronidase injection) Ovine, 200 USP Units/mL, BEPREVE® (bepotastine besilate ophthalmic solution) 1.5%, PROLENSA™ (bromfenac ophthalmic solution), BEPOMAX™ (bepotastine besilate nasal spray) and BEPOSONE™ (bepotastine besilate/steroid combination nasal spray) are trademarks of ISTA Pharmaceuticals, Inc.

Full prescribing information for BROMDAY is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/BROMDAYPI101008.pdf

Full prescribing information for BEPREVE is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/Bepreve_insert.pdf

Full prescribing information for ISTALOL is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/Istalol_Full_PI-ISL274.pdf

Full prescribing information for VITRASE is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/vitrase200_package_insert.pdf

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The proposed acquisition by Bausch +Lomb will be submitted to the stockholders of ISTA for their consideration. In connection with the proposed transaction, ISTA filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) on April 23, 2012. ISTA and Bausch + Lomb plan to file with the SEC other documents regarding the proposed transaction. STOCKHOLDERS OF ISTA ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION IN ITS ENTIRETY AND TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed to ISTA’s stockholders. You may obtain copies of all documents filed with the SEC concerning the proposed transaction, free of charge, at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by ISTA by contacting ISTA Investor Relations at 949-789-3159 or jherbert@istavision.com or by calling proxy solicitor Georgeson Inc. toll-free at 1-(888) 293-6812.

ISTA and its directors and executive officers may be deemed to be participants in the solicitation of proxies from ISTA’s stockholders with respect to the transactions contemplated by the merger agreement. Information regarding ISTA’s directors and executive officers is contained in ISTA’s Annual Report on Form 10-K for the year ended December 31, 2011, its proxy statement for its 2011 annual meeting of stockholders dated November 1, 2011, and its Current Report on Form 8-K filed December 6, 2011, which are filed with the SEC. Additional information regarding persons who may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction is contained in the preliminary proxy statement filed by ISTA with the SEC on April 23, 2012. As of March 24, 2012, ISTA’s directors and officers beneficially owned approximately 5,509,411 shares, or 13.15%, of ISTA’s common stock.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Reform Act of 1995. Without limiting the foregoing, but by way of example, statements contained in this press release related to the pending transaction between Bausch + Lomb and ISTA and the expected timetable for completing the transaction are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations are detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended.

ISTA PHARMACEUTICALS, INC.

Unaudited Statement of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Revenues:
Product sales, net	$34,012	$36,720

Total revenues	34,012	36,720
Cost of products sold (including one-time adjustment of $9,312 for royalty settlement for the three months ended March 31, 2012)	(2,264)	9,216

Gross profit	36,276	27,504
Costs and expenses:
Research and development	9,491	10,344
Selling, general and administrative	28,396	26,931

Total costs and expenses	37,887	37,275

Loss from operations	(1,611)	(9,771)
Other expense :
Interest expense	(1,440)	(2,068)
Loss on derivative valuation	(1,745)	—
Loss on warrant valuation	(13,009)	(72,234)

Total other expense	(16,194)	(74,302)

Net loss	$(17,805)	$(84,073)

Net loss per common share, basic and diluted	$(0.43)	$(2.49)

Shares used in computing net loss per common share, basic and diluted
	41,786	33,715

ISTA PHARMACEUTICALS INC.

Unaudited Summary of Balance Sheet Data

(in thousands)

	March 31, 2012	December 31, 2011
Cash and cash equivalents	$53,692	$71,593
Working capital	2,154	2,265
Total assets	124,736	153,091
Current portion of Facility Agreement	21,450	21,450
Facility Agreement, net of current portion and unamortized discounts and derivatives	24,220	21,975
Warrant Liability	53,139	40,130
Total liabilities	189,571	202,164
Total stockholders’ deficit	(64,835)	(49,073)

Non-GAAP Financial Measures

ISTA believes the metric “adjusted cash net income (loss) and adjusted cash EPS excluding non-cash interest expense, stock option expense, non-cash warrant and derivative valuation adjustments and other non-recurring items,” are useful financial measures for investors in evaluating the Company’s performance for the periods presented. ISTA’s management believes the presentation of these non-GAAP financial measures provides useful information to the Company and to investors regarding ISTA’s results of operations as these non-GAAP financial measures allow better evaluation of ongoing business performance. These metrics, however, are not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for net income (loss) or EPS in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. For a reconciliation of net loss to adjusted cash net income (loss), see the table below.

ISTA PHARMACEUTICALS, INC.

Reconciliation of GAAP Net Loss to Adjusted Cash Net Income (Loss)

(in thousands)

	Three Months Ended March 31,
	2012	2011
Net loss	$(17,805)	$(84,073)
Add:
Stock-based compensation costs	1,534	1,017
Amortization of deferred financing costs	188	267
Amortization of discounts on Facility Agreement	500	712
Change in value of warrants related to Facility Agreement	13,009	72,234
Change in value of derivative related to Facility Agreement	1,745	—

Cash net loss	(829)	(9,843)
Add:
Costs associated with strategic review process	3,934	—
Costs associated with attempted acquisition	—	4,506

Adjusted cash net income (loss)	$3,105	$(5,537)

Net loss per share – basic and diluted	$(0.43)	$(2.49)

Adjusted cash net income (loss) per share – basic	$0.07	$(0.16)

Adjusted cash net income (loss) per share – diluted	$0.06	$(0.16)

Shares used in computing adjusted cash net loss per common share, basic	41,786	33,715

Shares used in computing adjusted cash net loss per common share, diluted	50,899	33,715

CONTACTS

For Investor Relations:

Lauren Silvernail

949-788-5302

lsilvernail@istavision.com

Jeanie Herbert

949-789-3159

jherbert@istavision.com

Kathy Galante

Burns McClellan

212-213-0006

kgalante@burnsmc.com

For General Media:

Justin Jackson

Burns McClellan

212-213-0006

jjackson@burnsmc.com

For Trade Media:

Tad Heitmann

BioComm Network

714-273-2937

theitmann@BioCommNetwork.com

Web Site: http://www.istavision.com